NVIDIA Corporation
Global Restricted Stock Unit Grant Notice
Amended & Restated 2007 Equity Incentive Plan

NVIDIA Corporation (the “Company”), pursuant to its Amended & Restated 2007 Equity Incentive Plan (the “Plan”), hereby awards to Participant a Restricted Stock Unit Award for the number of restricted stock units (the “Restricted Stock Units”) set forth below (the “Award”). The Award is subject to all of the terms and conditions as set forth in this Grant Notice, in the attached Global Restricted Stock Unit Agreement, including any additional terms and conditions for Participant’s country set forth in any appendix thereto (the “Appendix”), and in the Plan, the latter two being incorporated by reference herein. Capitalized terms not otherwise defined in this Grant Notice or the Global Restricted Stock Unit Agreement (including the Appendix) (collectively, the “Agreement”) will have the meanings set forth in the Plan. In the event of any conflict between the terms in this Agreement and the Plan, the terms of the Plan will control.

Participant:
Date of Grant:
Vesting Commencement Date:
Number of Restricted Stock Units/Shares Subject to Award:

Vesting Schedule:     This Award will vest as to __________, subject to Participant’s Continuous Service through such vesting date(s). However, this Award will become fully vested prior to such date(s) on the date of Participant’s “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definitions therein, a “Separation from Service”) by reason of death. If the Award is not vested as of Participant’s termination of Continuous Service for any other reason, it will immediately expire. Each installment of Restricted Stock Units that vests hereunder is a “separate payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2).
Issuance Schedule:    Except as provided in Section 6 of the Agreement, the Company will issue and deliver one (1) share of Common Stock for each Restricted Stock Unit that has vested under this Award on the date of vesting, but in all cases within the period necessary for compliance with Treasury Regulation Section 1.409A-1(b)(4).
Additional Terms/Acknowledgements: Participant acknowledges receipt of, and understands and agrees to, all of the terms and conditions set forth in the Agreement and the Plan. Participant acknowledges and agrees that the Agreement may not be modified, amended or revised except as provided in the Plan or the Agreement. Participant further acknowledges that as of the Date of Grant, the Agreement sets forth the entire understanding between Participant and the Company regarding this Award, and supersedes all prior oral and written agreements on that subject with the exception, if applicable, of: (i) the current written employment agreement entered into between the Service Recipient (as defined in Section 9 of the Global Restricted Stock Unit Agreement) and Participant expressly specifying the terms that should govern this Award; (ii) the Company’s insider trading policy; and (iii) any compensation recovery policy that is adopted by the Company or one of its Affiliates or is otherwise required by applicable law. By accepting this Award, Participant consents to receive Plan documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

NVIDIA CORPORATION	PARTICIPANT
By:_______________________________	By:_______________________________
Signature	Signature
Title:_____________________________	Title:_____________________________
Date:_____________________________	Date:_____________________________

Attachment I
NVIDIA Corporation
Amended & Restated 2007 Equity Incentive Plan
Global Restricted Stock Unit Agreement

Pursuant to the Global Restricted Stock Unit Grant Notice (“Grant Notice”) and this Global Restricted Stock Unit Agreement (including any additional terms and conditions for your country set forth in the appendix attached hereto (the “Appendix”)) (collectively, the “Agreement”), NVIDIA Corporation (the “Company”) has awarded you a Restricted Stock Unit Award (the “Award”) under its Amended & Restated 2007 Equity Incentive Plan (the “Plan”). This Award is granted to you effective as of the date of grant set forth in the Grant Notice (the “Date of Grant”). Capitalized terms not explicitly defined in this Agreement will have the same meanings given to them in the Plan.
1.    Grant of the Award. The Award represents the right to be issued on a future date one share of Common Stock for each Restricted Stock Unit that vests under this Award, subject to the terms and conditions provided in this Agreement and in the Plan. As of the Date of Grant, the Company will credit to a bookkeeping account maintained by the Company for your benefit (the “Account”) the number of Restricted Stock Units subject to the Award. Except as otherwise provided in this Agreement, you will not be required to make any payment to the Company with respect to your receipt of the Award, the vesting of the Restricted Stock Units or the delivery of the underlying Common Stock.
2.    Vesting. Subject to the limitations contained in this Agreement, your Award will vest, if at all, in accordance with the vesting schedule provided in the Grant Notice, including any special acceleration provisions, as applicable, contained in the Grant Notice. Vesting will cease upon the termination of your Continuous Service, except if termination is by reason of death, in which case vesting will accelerate as described in the Grant Notice (and subject to any other acceleration provided for in the Grant Notice or the Plan). On the termination of your Continuous Service (for any reason other than death), the Restricted Stock Units credited to the Account that were not vested on the date of such termination (and are not accelerated pursuant to any acceleration provided for in the Grant Notice or the Plan) will be forfeited and returned to the Company at no cost to the Company and you will have no further right, title or interest in or to such Restricted Stock Units or the underlying shares of Common Stock. For the avoidance of doubt, Continuous Service during only a period prior to a vesting date (but where Continuous Service has terminated prior to the vesting date) does not entitle you to vest in a pro-rata portion of the Restricted Stock Units on such date.
3.    Number of Restricted Stock Units and Shares of Common Stock.
(a)    The number of Restricted Stock Units (and the related shares of Common Stock) subject to your Award will be adjusted from time to time for Capitalization Adjustments, as provided in the Plan.
(b)    Any Restricted Stock Units, shares, cash or other property that become subject to the Award as a result of a Capitalization Adjustment, if any, will be subject to the same forfeiture restrictions, restrictions on transferability, and
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time and manner of delivery as applicable to the other shares covered by your Award.
(c)    No fractional shares or rights for fractional shares of Common Stock will be created by this Section 3. The Board will round down, to the nearest whole share or whole unit of rights, any fractional shares or rights for fractional shares.
4.    Compliance with Law. You will not be issued any shares under your Award unless either (a) the shares are registered under the Securities Act; or (b) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Your Award also must comply with other applicable laws and regulations governing the Award, including any U.S. and non-U.S. state, federal and local laws, and you will not receive such shares if the Company determines that such receipt would not be in material compliance with such laws and regulations.
5.    Limitations on Transfer. Your Award is not transferable, except by will or by the laws of descent and distribution. In addition to any other limitation on transfer created by applicable securities or other laws, you agree not to assign, hypothecate, donate, encumber or otherwise dispose of any interest in any of the shares of Common Stock subject to the Award until the shares are issued to you. After the shares have been issued to you, you are free to assign, hypothecate, donate, encumber or otherwise dispose of any interest in such shares provided that any such actions are in compliance with the provisions in this Agreement and applicable securities or other laws.
6.    Date of Issuance.
(a)    The issuance of shares of Common Stock in respect of the Restricted Stock Units is intended to comply with Treasury Regulations Section 1.409A-1(b)(4) and will be construed and administered in such a manner to the extent applicable.
(b)    Subject to the satisfaction of any withholding obligation for Tax-Related Items (as defined in Section 10 of this Agreement), in the event one or more Restricted Stock Units vests, the Company will issue to you, on the applicable vesting date, one share of Common Stock for each Restricted Stock Unit that vests and such issuance date is referred to as the “Original Issuance Date.” If the Original Issuance Date falls on a date that is not a business day, delivery will instead occur on the next following business day.
(c)    However, if (i) the Original Issuance Date does not occur (1) during an “open window period” applicable to you, as determined by the Company in accordance with the Company’s then-effective policy on trading in Company securities, or (2) on a date when you are otherwise permitted to sell shares of Common Stock on an established stock exchange or stock market (including but not limited to under a previously established Company-approved 10b5-1 trading plan), and (ii) the Company elects, prior to the Original Issuance Date, (1) not to satisfy any withholding obligations for Tax-Related Items (as defined in Section 10 below) by withholding shares of Common Stock from the shares otherwise due, on the Original Issuance Date, to you under this Award, (2) not to permit you to enter into a “same day sale” commitment with a broker-dealer pursuant to this Agreement (including but not limited to a commitment under a previously
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established Company-approved 10b5-1 trading plan) and (3) not to permit you to cover any withholding obligations for Tax-Related Items (as defined in Section 10 below) in cash, then the shares that would otherwise be issued to you on the Original Issuance Date will not be delivered on such Original Issuance Date and will instead be delivered on the first business day when you are not prohibited from selling shares of the Company’s Common Stock in the open public market, but in no event later than December 31 of the calendar year in which the Original Issuance Date occurs (that is, the last day of your taxable year in which the Original Issuance Date occurs), or, if and only if permitted in a manner that complies with Treasury Regulations Section 1.409A-1(b)(4), no later than the date that is the 15th day of the third calendar month of the year following the year in which the shares of Common Stock under this Award are no longer subject to a “substantial risk of forfeiture” within the meaning of Treasury Regulations Section 1.409A-1(d). The form of such delivery of the shares (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.
7.    Dividends. You will receive no benefit or adjustment to your Award and any unissued shares thereunder with respect to any cash dividend, stock dividend or other distribution that does not result from a Capitalization Adjustment. Following the date of vesting, in the event of any cash dividend, stock dividend or other distribution that does not result from a Capitalization Adjustment, no cash, stock or other property related to such dividend or distribution will be issuable in respect of your vested Restricted Stock Units.
8.    Restrictive Legends. The shares of Common Stock issued under your Award will be endorsed with appropriate legends if determined by the Company that legends are required under applicable law or otherwise.
9.    Award not a Service Contract.
(a)    Your Continuous Service with the Company or, if different, the Affiliate that employs you or for which you otherwise render services (the "Service Recipient") is not for any specified term and, if permitted under applicable law, may be terminated by you or by the Service Recipient at any time, for any reason, with or without cause and with or without notice. Nothing in this Agreement (including, but not limited to, the vesting of your Award pursuant to the schedule set forth in the Grant Notice or the issuance of the shares subject to your Award), the Plan or any covenant of good faith and fair dealing that may be found implicit in this Agreement or the Plan will: (i) confer upon you any right to continue in the employ of, or continue an affiliation or other service relationship with the Service Recipient; (ii) constitute any promise or commitment by the Company, the Service Recipient or any other Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or affiliation; (iii) confer any right or benefit under this Agreement or the Plan unless such right or benefit has specifically accrued under the terms of this Agreement or Plan; or (iv) deprive the Service Recipient of the right to terminate you at any time and without regard to any future vesting opportunity that you may have. The grant of the Award shall not be interpreted as forming or amending an employment or service contract with the Company or the Service Recipient.
(b)    By accepting this Award, you acknowledge and agree that the right to continue vesting in the Award is earned only through Continuous Service (not through the act of being hired, being granted this Award or any other award or benefit) and that the Company has the right to reorganize, sell, spin-out or
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otherwise restructure one or more of its businesses or Affiliates at any time or from time to time, as it deems appropriate (a “reorganization”). You further acknowledge and agree that such a reorganization could result in the termination of your Continuous Service, or the termination of Affiliate status of the Service Recipient and the loss of benefits available to you under this Agreement, including but not limited to, the termination of the right to continue vesting in the Award. You further acknowledge and agree that this Agreement, the Plan, the transactions contemplated hereunder and the vesting schedule set forth in this Agreement or any covenant of good faith and fair dealing that may be found implicit in any of them do not constitute an express or implied promise of continued engagement as an Employee or Consultant for the term of this Agreement, for any period, or at all, and will not interfere in any way with your right or the right of the Service Recipient to terminate your Continuous Service at any time, with or without cause and, if permitted under applicable law, with or without notice, and will not interfere in any way with the Company’s right to conduct a reorganization.
10.    Responsibility for Taxes.
(a)    You acknowledge that, regardless of any action the Company or the Service Recipient takes with respect to any or all income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax related items related to your participation in the Plan and legally applicable to you or deemed by the Company or the Service Recipient, in its discretion, to be an appropriate charge to you even if legally applicable to the Company or the Service Recipient (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Company or the Service Recipient, if any. You further acknowledge that the Company and/or the Service Recipient (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of your Restricted Stock Units or the underlying shares of Common Stock, including, but not limited to, the grant of the Restricted Stock Units, the vesting and settlement of the Restricted Stock Units, the delivery or sale of any shares of Common Stock and the issuance of any dividends, and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of your Award to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. You acknowledge and agree that you will not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates (including the Service Recipient) for Tax-Related Items arising from your Award. Further, if you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the Company and/or the Service Recipient may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)    In connection with the relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactorily to the Company, and/or the Service Recipient to satisfy all Tax-Related Items. In this regard, you authorize the Company and/or the Service Recipient, or their respective agents, at their discretion, to satisfy their withholding obligations or rights, if any, with regard to all Tax-Related Items by one or a combination of the following: (i) withholding from your wages or any other cash compensation otherwise payable to you; (ii) causing you to tender a cash payment or requiring you to make a payment in another form acceptable to the Company; (iii) permitting or requiring you to enter into a “same day sale” commitment with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) (if required, pursuant
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to this authorization and without further consent) whereby you irrevocably elect to sell a portion of the shares to be delivered upon settlement of your Restricted Stock Units to satisfy the Tax-Related Items and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the withholding obligation for Tax-Related Items directly to the Company and/or the Service Recipient, including a commitment pursuant to a previously established Company-approved 10b5-1 plan; (iv) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to you upon settlement of the Award with a value equal to the amount of such withholding obligation for Tax-Related Items or such other amount as may be permitted while still avoiding classification of the Award as a liability for financial accounting purposes; provided, however that if you are an Officer, then the Company will withhold a number of shares of Common Stock upon the relevant taxable or tax withholding event, as applicable, unless the use of such withholding method is not feasible under applicable law or has materially adverse accounting consequences, as determined by the Board, in its sole discretion, in which case, any withholding obligation for Tax-Related Items may be satisfied by one or a combination of methods (i)-(iii) above; and/or (v) any other method of withholding determined by the Company, provided such method is compliant with applicable law and the Plan.
(c)    The Company and/or the Service Recipient may withhold or account for Tax-Related Items by considering statutory or other withholding rates, including maximum rates applicable in your jurisdiction(s). In the event of over-withholding, you may receive a refund of any over-withheld amount in cash from the Company or the Service Recipient (with no entitlement to the Common Stock equivalent), or if not refunded, you may seek a refund from the local tax authorities. In the event of under-withholding, you may be required to pay any Tax-Related Items directly to the applicable tax authority or to the Company and/or the Service Recipient. Maximum tax rates are based on the applicable rates in your country, including your share of payroll or similar taxes, as provided in tax law, regulations, or the tax authority’s administrative practices, not to exceed the highest rate in that jurisdiction, even if that rate exceeds the highest rate that may be applicable to you. If any withholding obligation for Tax-Related Items is satisfied by withholding a number of shares of Common Stock, for tax purposes, you will be deemed to have been issued the full number of shares of Common Stock subject to the vested Restricted Stock Units, notwithstanding that a number of the shares of Common Stock is held back solely for the purpose of paying the Tax-Related Items.
(d)    Unless any withholding obligation for Tax-Related Items is satisfied, the Company will have no obligation to deliver to you any shares of Common Stock or other consideration pursuant to this Award.
(e)    In the event any obligation to withhold arises prior to the delivery to you of shares of Common Stock or it is determined after the delivery of shares of Common Stock to you that the amount of the withholding obligation was greater than the amount withheld, if anything, you agree to indemnify and hold the Company and/or the Service Recipient harmless from any failure by the Company and/or the Service Recipient to withhold the proper amount.
11.    Nature of Grant. By accepting your Award, you acknowledge, understand and agree that:
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(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)    the Award is exceptional, voluntary and occasional and does not create any contractual or other right to receive future Awards (whether on the same or different terms), or benefits in lieu of an Award, even if an Award has been granted in the past;
(c)    all decisions with respect to future Awards, if any, will be at the sole discretion of the Company;
(d)    the Award is granted as an incentive for future services and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Service Recipient or any other Affiliate;
(e)    you are voluntarily participating in the Plan;
(f)    the Award and the shares of Common Stock subject to the Award, and the income from and value of same, are an extraordinary item which, if the Service Recipient is not the Company, does not constitute compensation of any kind for services of any kind rendered to the Service Recipient, and is outside the scope of your employment or other service contract, if any;
(g)    the Award and the shares of Common Stock subject to the Award, and the income from and value of same, are not intended to replace any pension rights or compensation;
(h)    the Award and the shares of Common Stock subject to the Award, and the income from and value of same, are not part of normal or expected compensation for purposes of, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, holiday allowance, pension or retirement or welfare benefits or similar payments under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides (and the Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans);
(i)    the future value of the underlying shares of Common Stock is unknown, indeterminable, and cannot be predicted with certainty;
(j)    no claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from the termination of your Continuous Service (for any reason except for your death and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or otherwise rendering services or the terms of your employment or other service agreement, if any);
(k)    unless otherwise provided herein, in the Plan or by the Company in its discretion, the Award and the benefits evidenced by this Agreement do not create any entitlement to have the Award or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of Common Stock;
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(l)    unless otherwise agreed with the Company in writing, the Award and the shares of Common Stock subject to the Award, and the income from and value of same, are not granted as consideration for, or in connection with, the service you may provide as a director of an Affiliate; and
(m)    if you are in Continuous Service outside the United States:
i.    the Award and the shares of Common Stock subject to the Award, and the income from and value of same, are not part of normal or expected compensation for any purpose; and
ii.    neither the Company, the Service Recipient nor any other Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Award or of any amounts due to you pursuant to the vesting of the Award or the subsequent sale of any shares of Common Stock acquired upon settlement.
12.    No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying shares of Common Stock. You should consult with your own personal tax, financial and/or legal advisors regarding your participation in the Plan, and by accepting this Award, you have agreed that you have done so or knowingly and voluntarily declined to do so.
13.    Unsecured Obligation. Your Award is unfunded, and as a holder of an Award, you will be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue shares pursuant to this Agreement upon vesting of the Award. You will not have voting or any other rights as a stockholder of the Company with respect to the shares to be issued pursuant to this Agreement until such shares are issued to you. Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company. Nothing contained in this Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.
14.    Other Documents. You hereby acknowledge receipt or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Plan prospectus. In addition, you acknowledge receipt of the Company’s policy permitting certain individuals to sell shares only during certain “window” periods and the Company’s insider trading policy, in effect from time to time and understand that this policy applies to shares received under this Award.
15.    Notices; Electronic Delivery/Acceptance. Any notices provided for in your Award or the Plan will be given in writing and will be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company. Notwithstanding the foregoing, the Company may, in its sole discretion, decide to deliver any documents and transmit or require you to transmit notices related to participation in the Plan and this Award by electronic means. You hereby consent to receive such documents and notices, and to give such notices, by electronic delivery and to participate in the
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Plan through the on-line or electronic system established and maintained by the Company or a third party designated by the Company from time to time.
16.    Governing Plan Document/Recoupment. Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In addition, this Award (and any shares issued under this Award) is subject to recoupment in accordance with the Dodd–Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law.
17.    Language. You acknowledge that you are sufficiently proficient in the English language, or have consulted with an advisor who is sufficiently proficient in English, so as to allow you to understand the terms and conditions of this Agreement. Further, if you have received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, unless otherwise required by applicable law.
18.    Insider Trading Restrictions/Market Abuse Laws. You may be subject to insider trading restrictions and/or market abuse laws based on the exchange on which the shares of Common Stock are listed and in applicable jurisdictions, including the United States and your country or your broker’s country, if different, which may affect your ability to accept, acquire, sell or otherwise dispose of shares of Common Stock, rights to shares of Common Stock (e.g., Restricted Stock Units) or rights linked to the value of shares of Common Stock during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before you possessed inside information. Furthermore, you could be prohibited from (i) disclosing the inside information to any third party, which may include fellow employees and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company. You acknowledge that it is your responsibility to comply with any applicable restrictions and you should speak with your personal legal advisor on this matter.
19.    Foreign Assets/Account and Tax Reporting, Exchange Controls. Your country may have certain foreign asset, account and/or tax reporting requirements and exchange controls which may affect your ability to acquire or hold shares of Common Stock under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of shares of Common Stock) in a brokerage or bank account outside your country. You understand that you may be required to report such accounts, assets or transactions to the tax or other authorities in your country. You also may be required to repatriate sale proceeds or other funds received as a result of participation in the Plan to your country through a designated bank or broker and/or within a certain time after receipt. In addition, you may be subject to tax payment and/or reporting obligations in connection with any income realized under the Plan and/or from the sale of shares of Common Stock. You acknowledge that
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you are responsible for complying with all such requirements, and that you should consult personal legal and tax advisors, as applicable, to ensure compliance.
20.    Appendix. Notwithstanding any provisions in this Agreement, your Award shall be subject to any additional terms and conditions for your country set forth in the Appendix attached hereto as Attachment II. Moreover, if you relocate to one of the countries included therein, the terms and conditions for such country, if any, will apply to you to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.
21.    Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on the Award and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons.
22.    Severability. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
23.    Governing Law/Venue. The interpretation, performance and enforcement of this Agreement will be governed by the law of the state of Delaware without regard to such state’s conflicts of laws rules. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or the Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.
24.    Miscellaneous.
(a)    The rights and obligations of the Company under your Award will be transferable to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by the Company’s successors and assigns. Your rights and obligations under your Award may only be assigned with the prior written consent of the Company.
(b)    You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.
(c)    You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award, and fully understand all provisions of your Award.
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(d)    All obligations of the Company under the Plan and this Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
25.    Amendment. Subject to Section 21 above, this Agreement may not be modified, amended or terminated except by an instrument in writing, signed by you and by a duly authorized representative of the Company. Notwithstanding the foregoing, this Agreement may be amended solely by the Board by a writing which specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to you, and provided that no such amendment adversely affecting your rights hereunder may be made without your written consent. Without limiting the foregoing, the Board reserves the right to change, by written notice to you, the provisions of this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change will be applicable only to rights relating to that portion of the Award which is then subject to restrictions as provided in this Agreement.
26.    Compliance with Section 409A of the Code. This Award is intended to comply with U.S. Treasury Regulation Section 1.409A-1(b)(4) and thus to not be treated as “deferred compensation”, and will be construed and administered in such a manner, and any ambiguous or missing terms that may otherwise be supplied from and/or defined under Code Section 409A in a manner that fulfills such intention hereby incorporated by reference. Each installment of Restricted Stock Units that vests hereunder is intended to constitute a “separate payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2). Notwithstanding the foregoing, if it is determined that the Award fails to satisfy the requirements of the short-term deferral rule and is otherwise not exempt from, and determined to be deferred compensation subject to Code Section 409A, this Award shall comply with Code Section 409A to the extent necessary to avoid adverse personal tax consequences and any ambiguities herein shall be interpreted accordingly. If it is determined that the Award is deferred compensation subject to Code Section 409A and you are a “specified employee” (as determined under Code Section 409A) on your Separation from Service, then the issuance of any shares, cash or other property that would otherwise be made on the date of your Separation from Service (or within the first six months thereafter as a result of your Separation from Service) will not be made on the originally scheduled date(s) and will instead be issued in a lump sum on the date that is six months and one day after the date of the Separation from Service, but if and only if such delay in the issuance is necessary to avoid the imposition of taxation on you in respect of the shares, cash or property under Code Section 409A.

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Attachment II
Appendix to
NVIDIA Corporation
Global Restricted Stock Unit Agreement
Additional Terms and Conditions For Non-U.S. Participants
Capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan, in the Global Restricted Stock Unit Grant Notice and/or in the Global Restricted Stock Unit Agreement.
Terms and Conditions
This Appendix includes additional terms and conditions that govern the Restricted Stock Units granted to you under the Plan if you reside and/or work in one of the countries listed below. If you are a citizen or resident (or are considered as such for local law purposes) of a country other than the country in which you are currently residing and/or working, or if you relocate to another country after the grant of the Restricted Stock Units, the Company shall, in its discretion, determine to what extent the additional terms and conditions contained herein shall be applicable to you.
Notifications
This Appendix may also include information regarding exchange controls and certain other issues of which you should be aware with respect to your participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of January 2023. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information in this Appendix as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time the Restricted Stock Units vest, shares of Common Stock are issued upon vesting, dividends are paid on shares of Common Stock acquired under the Plan, or you sell shares of Common Stock acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of a particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.
Finally, if you are a citizen or resident (or are considered as such for local law purposes) of a country other than the country in which you are currently residing and/or working, or if you relocate to another country after the grant of the Restricted Stock Units, the notifications contained herein may not be applicable to you in the same manner.

    11.

DATA PRIVACY PROVISIONS FOR ALL NON-U.S. PARTICIPANTS
Terms and Conditions
Data Privacy Consent For Participants Working and/or Residing Outside the European Union/European Economic Area/Switzerland/United Kingdom.
(a)    Data Collection and Usage. The Company and the Service Recipient collect, process and use certain personal information about you, including, but not limited to, your name, home address and telephone number, email address, date of birth, social insurance, passport or other identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to shares of Common Stock or equivalent benefits awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for the purposes of implementing, administering and managing the Plan. The legal basis, where required, for the processing of Data is your consent.
(b)    Stock Plan Administration Service Providers. The Company transfers Data to Charles Schwab & Co., Inc. (including certain of its affiliated companies) (collectively, “Schwab”), which is assisting the Company with the implementation, administration and management of your participation in the Plan. The Company may select different or additional service providers in the future and share Data with such other provider(s) serving in a similar manner. You may be asked to agree on separate terms and data processing practices with Schwab, with such agreement being a condition to the ability to participate in the Plan.
(c)    International Data Transfers. The Company and Schwab are based in the United States. Your country or jurisdiction may have different data privacy laws and protections than the United States. The Company’s legal basis, where required, for the transfer of Data is your consent.
(d)    Data Retention. The Company will hold and use Data only as long as is necessary to implement, administer and manage your participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax, exchange control, labor and securities laws. This period may extend beyond your period of Continuous Service. When the Company or the Service Recipient no longer need Data for any of the above purposes, they will cease processing it in this context and remove it from all of their systems used for such purposes, to the fullest extent possible.
(e)    Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary, and you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your salary or other cash compensation from your employment or other service with the Service Recipient will not be affected; the only consequence of refusing or withdrawing consent is that the Company would not be able to grant the Restricted Stock Units or other equity awards to you or administer or maintain such awards.
(f)    Data Subject Rights. You may have a number of rights under data privacy laws in your jurisdiction. Depending on where you are based, such rights may include the right to (i) request access or copies of Data the Company processes, (ii) rectification of incorrect Data, (iii) deletion of Data, (iv) restrictions
    12.

on processing of Data, (v) portability of Data, (vi) lodge complaints with competent authorities in your jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, you can contact your local HR representative.
(g)    Additional Acknowledgment/Consent. You understand that the Company may rely on a different basis for the processing or transfer of Data in the future and/or request that you provide another data privacy consent. If applicable, you agree that upon request of the Company or the Service Recipient, you will provide an executed acknowledgement or data privacy consent form (or any other agreements or consents) that the Company and/or the Service Recipient may deem necessary to obtain from you for the purpose of administering your participation in the Plan in compliance with the data privacy laws in your country, either now or in the future. You understand and agree that you will not be able to participate in the Plan if you fail to provide any such consent or agreement requested by the Company and/or the Service Recipient.
Data Privacy Notification For Participants Working and/or Residing In the European Union ("EU")/European Economic Area ("EEA")/Switzerland/United Kingdom.
The Company collects, processes, uses and transfers certain personally-identifiable information about you for the exclusive legitimate purpose of granting Restricted Stock Units and implementing, administering and managing your participation in the Plan. Specifics of the data processing are described below.
(a)    Purposes and Legal Bases of Processing. The Company processes the Personal Data (as defined below) for the purpose of performing its contractual obligations under this Agreement, granting Restricted Stock Units, implementing, administering and managing your participation in the Plan and facilitating compliance with applicable tax, exchange control, securities and labor law. The legal basis for the processing of the Personal Data (as defined below) by the Company and the third-party service providers described below is the necessity of the data processing for the Company to perform its contractual obligations under this Agreement and for the Company’s legitimate business interests of managing the Plan and generally administering employee equity awards.
(b)    Personal Data Subject to Processing. The Company collects, processes and uses the following types of personal data about you: your name, home address, email address, date of birth, social insurance, passport number or other identification number, any shares of Common Stock or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to shares of Common Stock awarded, canceled, settled, vested, unvested or outstanding in your favor, which the Company receives from you or the Service Recipient (“Personal Data”).
(c)    Stock Plan Administration Service Providers. The Company transfers Personal Data to Charles Schwab & Co., Inc. and certain of its affiliated companies (“Schwab”), an independent stock plan administrator with operations, relevant to the Company, in the United States, which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select different service providers and may share Personal Data with such service providers. Schwab will open an account for you to receive and trade
    13.

shares of Common Stock. You will be asked to agree on separate terms and data processing practices with Schwab, which is a condition of your ability to participate in the Plan. Your Personal Data will only be accessible by those individuals requiring access to it for purposes of implementing, administering and operating your participation in the Plan. You understand that you may request a list with the names and addresses of any potential recipients of Personal Data by contacting your local human resources manager.
(d)    Other Recipients. The Company may further transfer Personal Data to other third party service providers, if necessary to ensure compliance with applicable tax, exchange control, securities and labor law. Such third party service providers may include the Company’s outside legal counsel as well as the Company’s auditor. Wherever possible, the Company will anonymize data, but you understand that your Personal Data may need to be transferred to such providers to ensure compliance with applicable law and/or tax requirements.
(e)    International Data Transfers. The Company and its service providers, including, without limitation, Schwab, operate, relevant to the Company, in the United States, which means that it will be necessary for Personal Data to be transferred to, and processed in, the United States. You understand and acknowledge that the United States is not subject to an unlimited adequacy finding by the European Commission and that your Personal Data may not have an equivalent level of protection as compared to your country of residence.
When the Company transfers your Personal Data, it will ensure that this transfer complies with applicable laws and legislation. The Company has Model Clauses in place for the collection, use, and retention of Personal Data transferred from the EU, EEA, Switzerland and the United Kingdom to other countries, and also complies with the EU-U.S. Privacy Shield Framework and Swiss-U.S Privacy Shield Framework. The Company is certified to the EU-U.S. and Swiss-U.S. Privacy Shield Frameworks and the commitments they entail, although the Company does not rely on the EU-U.S. Privacy Shield Framework as a legal basis for transfers of Personal Data in light of the judgment of the Court of Justice of the EU in Case C-311/18.
The Company complies with the EU-U.S. Privacy Shield Framework and Swiss-U.S. Privacy Shield Framework as set forth by the U.S. Department of Commerce regarding the collection, use, and retention of Personal Data transferred from the EU, EEA, Switzerland and the United Kingdom to the United States. The Company has certified to the Department of Commerce that it adheres to the Privacy Shield Principles. If third-party agents process Personal Data on the Company’s behalf in a manner inconsistent with the Principles of either Privacy Shield Framework or the Model Clauses, the Company remains liable unless it proves it is not responsible for the event giving rise to the damage.
If there is any conflict between the terms in this Agreement and the Privacy Shield Principles, the Privacy Shield Principles shall govern. To learn more about the Privacy Shield program, and to view the Company’s certification, please visit www.privacyshield.gov.
(f)    Data Retention. The Company will use the Personal Data only as long as necessary to implement, administer and manage your participation in the Plan, or as required to comply with legal or regulatory obligations, including tax, exchange control, labor and securities laws. This period may extend beyond your period of Continuous Service. When the Company or the Service Recipient no longer
    14.

need Data for any of the above purposes, they will cease processing it in this context and remove it from all of their systems used for such purposes, to the fullest extent possible.
(g)    Data Subject Rights. To the extent provided by law, you have the right to:
i.    Request access to and obtain a copy of your Personal Data;
ii.    Request rectification (or correction) of Personal Data that is inaccurate;
iii.    Request erasure (or deletion) of Personal Data that is no longer necessary to fulfill the purposes for which it was collected, or does not need to be retained by the Company for other legitimate purposes;
iv.    Restrict or object to the processing of your Personal Data; and
v.    If applicable, request your Personal Data be ported (transferred) to another company.
Subject to the applicable data protection laws, application of the above rights may vary depending on the type of data involved, and the Company’s particular basis for processing the Personal Data.
To make a request to exercise one of the above rights, you can contact your local HR representative. The Company will consider and act upon any requests in accordance with applicable data protection laws. The Company may request specific information from you to enable it to confirm your identity and right to access, as well as to search for and provide you with the Personal Data that it holds about you.
(h)    Contractual Requirement. Your provision of Personal Data and its processing as described above is a contractual requirement and a condition to your ability to participate in the Plan. You understand that, as a consequence of you refusing to provide Personal Data, the Company may not be able to allow you to participate in the Plan, grant Restricted Stock Units to you or administer or maintain such Restricted Stock Units. However, your participation in the Plan is purely voluntary. While you will not receive Restricted Stock Units if you decide against participating in the Plan or providing Personal Data as described above, your employment or other service and your salary or other cash compensation will not be affected in any way. For more information on the consequences of the refusal to provide Personal Data, you may contact your local HR representative.
(i)    How to Contact Us. For copies of additional privacy documents mentioned in this Agreement, or if you have privacy concerns or questions related to this Agreement, you may contact your local HR representative.
ARMENIA
There are no country specific provisions.
    15.

AUSTRALIA
Notifications
Securities Law Information. This offer of Restricted Stock Units is made under Division 1A Part 7.12 of the Corporations Act 2001 (Cth). If you offer shares of Common Stock acquired under the Plan for sale to a person or entity resident in Australia, your offer may be subject to disclosure requirements under Australian law. You should obtain legal advice on any disclosure obligations prior to making any such offer.
Exchange Control Information. Exchange control reporting is required for cash transactions exceeding AUD 10,000 and international fund transfers. The Australian bank assisting with the transaction will file the report. If there is no Australian bank involved in the transfer, you will be required to file the report.
Tax Information. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) (the “Act”) applies, subject to the conditions in the Act.
BELGIUM
Notifications
Foreign Asset/Account Reporting Information. Belgian residents are required to report any security (e.g., shares of Common Stock acquired under the Plan) or bank account established outside of Belgium on their annual tax return. In a separate report, Belgian residents are also required to provide the National Bank of Belgium with certain details regarding such foreign accounts (including the account number, bank name and country in which any such account was opened). The forms to complete this report are available on the website of the National Bank of Belgium. Belgian residents should consult with their personal tax advisors to determine their personal reporting obligations.
Stock Exchange Tax. A Belgian stock exchange tax may be payable when shares of Common Stock acquired under the Plan are sold. If applicable, you personally will be responsible for filing the stock exchange tax return and paying the stock exchange tax due by the end of the second (2nd) month following the month you sell the shares of Common Stock. You should consult with your personal tax advisor regarding the application of this tax.
Annual Securities Accounts Tax Information. If the total value of securities held in a Belgian or foreign securities account exceeds €1 million on average on four reference dates within the relevant reporting period (i.e., December 31, March 31, June 30 and September 30), an “annual securities accounts tax” applies. You should consult with a professional tax or financial advisor for more information regarding your annual securities accounts tax payment obligations.
BRAZIL
Terms and Conditions
Nature of Grant. This provision supplements Section 11 of the Global Restricted Stock Unit Agreement:
    16.

By accepting this Award, you acknowledge and agree that (i) you are making an investment decision, and (ii) the value of the underlying shares of Common Stock is not fixed and may increase or decrease over the vesting period, without compensation to you.
Further, you acknowledge and agree that, for all legal purposes, (i) any benefits provided to you under the Plan are unrelated to your employment or other service; (ii) the Plan is not a part of the terms and conditions of your employment or other service; and (iii) the income from your participation in the Plan, if any, is not part of your remuneration from employment or other service.
Compliance with Law. By accepting this Award, you agree to comply with all applicable Brazilian laws and pay any and all applicable Tax-Related Items associated with the vesting or settlement of the Award, the sale of shares of Common Stock acquired under the Plan and the receipt of any dividends paid on such shares of Common Stock.
Notifications
Exchange Control Information. Brazilian residents and persons domiciled in Brazil are required to submit an annual declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights is equal to or greater than US$1,000,000. Quarterly reporting is required if such value exceeds US$100,000,000. The assets and rights that must be reported include shares of Common Stock acquired under the Plan and may include Restricted Stock Units. The thresholds are subject to change annually.
Tax on Financial Transaction (IOF). Repatriation of funds (e.g., proceeds from the sale of shares of Common Stock) into Brazil and the conversion between Brazilian Real and United States Dollars associated with such fund transfers may be subject to the Tax on Financial Transactions. It is your responsibility to comply with any applicable Tax on Financial Transactions arising from your participation in the Plan. You should consult with your personal tax advisor for additional details.
CANADA
Terms and Conditions
Form of Settlement. Restricted Stock Units granted to individuals resident in Canada shall be paid in shares of Common Stock only. In no event shall any Restricted Stock Units be paid in cash, notwithstanding any discretion contained in the Plan to the contrary.
The following provisions apply if you are a resident of Quebec:
Language. A French translation of the Plan and the Agreement will be made available to you. Unless you indicate otherwise, the French translation of the Plan and the Agreement will govern your participation in the Plan.
Langue. Une traduction française du Régime et de la Convention sera mise à votre disposition. À moins que vous n'indiquiez le contraire, la traduction française du Régime et de la Convention régira votre participation au Régime.
    17.

Data Privacy. This provision supplements the Data Privacy Consent For Participants Working and/or Residing Outside the European Union/European Economic Area/Switzerland/United Kingdom provision of this Appendix:
You hereby authorize the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. You further authorize the Company, the Service Recipient and/or any other Affiliate to disclose and discuss such information with their advisors. You also authorize the Company, the Service Recipient and/or any other Affiliate to record such information and to keep such information in your employee file.
Notifications
Securities Law Information. You are permitted to sell shares of Common Stock acquired through the Plan through the designated broker appointed by the Company provided the resale of such shares takes place outside of Canada and through the facilities of a stock exchange, which should be the case because the Common Stock is currently listed on the Nasdaq Global Select Market.
Foreign Asset/Account Reporting Information. Specified foreign property, including Restricted Stock Units, shares of Common Stock acquired under the Plan and other rights to receive shares (e.g., options) of a non-Canadian company, held by a Canadian resident must generally be reported annually on a Form T1135 (Foreign Income Verification Statement) if the total cost of the specified foreign property exceeds C$100,000 at any time during the year. Restricted Stock Units must be reported – generally at a nil cost – if the C$100,000 cost threshold is exceeded because other specified foreign property is held by you. When shares of Common Stock are acquired, their cost generally is the adjusted cost base (“ACB”) of the shares. The ACB would ordinarily equal the fair market value of the shares at the time of acquisition, but if you own other shares of the same company, this ACB may have to be averaged with the ACB of the other shares. You should consult with your personal tax advisor to determine your reporting requirements.
CHINA
Terms and Conditions
The following provisions apply to you if you are subject to exchange control regulations in the People’s Republic of China (“China”), including the requirements imposed by the State Administration of Foreign Exchange (“SAFE”), as determined by the Company in its sole discretion:
Settlement of Award and Sale of Shares. This provision supplements Section 6 of the Global Restricted Stock Unit Agreement:
You will not be permitted to vest in any shares of Common Stock unless and until the necessary approvals for the Plan have been obtained from SAFE and remain in place, as determined by the Company in its sole discretion. Further, the Company is under no obligation to issue shares of Common Stock if the Company has not or does not obtain SAFE approval or if any such SAFE approval subsequently becomes invalid or ceases to be in effect by the time you vest in the Restricted Stock Units.
    18.

To facilitate compliance with regulatory requirements in China, you understand and agree that any shares of Common Stock you acquire upon vesting of your Restricted Stock Units may be immediately sold at vesting or, at the Company’s discretion, at a later time. You agree that the Company is authorized to instruct its designated broker to assist with the sale of such shares of Common Stock (on your behalf pursuant to this authorization and without further consent) and you expressly authorize the designated broker to complete the sale of such shares. You acknowledge that the designated broker is under no obligation to arrange for the sale of the shares of Common Stock at any particular price. Upon the sale of the shares of Common Stock, the Company agrees to pay the cash proceeds from the sale, less any brokerage fees or commissions, to you in accordance with applicable exchange control laws and regulations and provided any withholding obligation for Tax-Related Items resulting from your participation in the Plan has been satisfied.
If the Company, in its discretion, does not exercise its right to require the sale of shares of Common Stock upon vesting, as described in the preceding paragraph, and your Continuous Service terminates, you understand and agree to sell any shares acquired pursuant to your Award within 90 days after your termination date, or within such other period as determined by the Company and in compliance with applicable law. You further agree that if you do not sell these shares within 90 days after your termination date (or such other period as determined by the Company and in compliance with applicable law), the Company is authorized to instruct its designated broker to assist with the mandatory sale of such shares (on your behalf pursuant to this authorization and without further consent) and you expressly authorize the Company’s designated broker to complete the sale of such shares. You acknowledge that the Company’s designated broker is under no obligation to arrange for the sale of the shares at any particular price. Upon the sale of the shares, the Company agrees to pay you the cash proceeds from the sale of the shares, less any brokerage fees or commissions and subject to satisfaction of any withholding obligation for Tax-Related Items.
Any payment of proceeds related to your Award and/or the shares of Common Stock underlying the Award will have to be effectuated through a special exchange control account established by the Company or an Affiliate in China. If the funds are converted into local currency, neither the Company nor any Affiliate will bear the exchange rate risk and does not undertake to convert the funds at any particular time or at any particular rate.
Restriction on Transfer of Shares. As a condition of vesting of the Award, you acknowledge and agree that any shares of Common Stock that you may acquire under the Plan must be held in the account established for you under the Plan until such time as you decide or are required to sell the shares. The shares of Common Stock acquired under the Plan may not be transferred, assigned or pledged (other than pursuant to a sale of such shares effected through the Plan’s designated broker) to any other person, broker or other entity at any time.
Exchange Control Requirements. You understand and agree that you will not be permitted to transfer any shares of Common Stock acquired under the Plan out of the account established for you with the Company’s designated broker and that you will be required to immediately repatriate to China any cash proceeds from the sale of the shares of Common Stock acquired under the Plan or from dividends paid on such shares. You further understand that such repatriation of cash proceeds will need to be effectuated through a special exchange control account
    19.

established by the Company or an Affiliate in China, and you hereby consent and agree that any proceeds from the sale of shares of Common Stock or dividends paid on such shares may be transferred to such special account prior to being delivered to you.
The proceeds may be paid to you in U.S. dollars or local currency at the Company’s discretion. In the event the proceeds are paid in U.S. dollars, you understand that you will be required to set up a U.S. dollar bank account in China and provide the bank account details to the Service Recipient and/or the Company, so that the proceeds may be deposited into this account. If the proceeds are paid in local currency, you agree to bear any exchange rate risk between the time the shares of Common Stock are sold or dividends on such shares are paid and the time the proceeds are distributed to you through any such special account.
You agree to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.
CZECH REPUBLIC
Notifications
Exchange Control Information. The Czech National Bank (“CNB”) may require you to fulfill certain notification duties in relation to the shares of Common Stock acquired under the Plan or any dividends paid on such shares, and the opening and maintenance of a foreign account. Because exchange control regulations change frequently and without notice, you should consult your personal legal advisor prior to vesting to ensure compliance with current regulations. It is your responsibility to comply with applicable Czech exchange control laws.
DENMARK
Terms and Conditions
Danish Stock Option Act. By accepting this Award, you acknowledge that you have received the Employer Statement, translated into Danish, which, provided you are an Employee, is provided to comply with the Danish Stock Option Act (the "Act"). The Employer Statement is attached on the following page.
By accepting the Award, you acknowledge the Act has been amended as of January 1, 2019. Accordingly, you are advised and agree that the provisions governing the Restricted Stock Units in case of your termination of Continuous Service under the Agreement and the Plan will apply for any grant of Restricted Stock Units made on or after January 1, 2019. The relevant provisions are detailed in the Agreement, the Plan and the Employer Statement.
Notifications
Foreign Asset/Account Reporting Information. You acknowledge that if you establish an account holding shares of Common Stock or an account holding cash outside Denmark, you must report the account to the Danish Tax Administration. The form which should be used in this respect may be obtained from a local bank.
    20.

SPECIAL NOTICE FOR EMPLOYEES IN DENMARK

EMPLOYER STATEMENT

Pursuant to Section 3(1) of the Danish Act on Stock Options in employment relations, as amended effective January 1, 2019 (the “Stock Option Act”), you are entitled to receive the following information regarding the grant of Restricted Stock Units (“RSUs”) pursuant to the NVIDIA Corporation (the “Company”) Amended and Restated 2007 Equity Incentive Plan (the “Plan”) in a separate written statement.

This statement contains only the information mentioned in the Stock Option Act. Additional terms and conditions related to the grant of RSUs are described in the Plan and other documents, including the Global Restricted Stock Unit Agreement and any country-specific appendices attached thereto (the “Agreement”), which have been made available to you. Capitalized terms used but not defined herein shall have the same meaning as terms defined in the Plan and/or the Agreement.

1.    Date of Grant
The Date of Grant of your RSUs is the date that the Board approved a grant for you and determined it would be effective.

SÆRLIG MEDDELELSE TIL MEDARBEJDERE I DANMARK

ARBEJDSGIVERERKLÆRING

I henhold til § 3, stk. 1, i lov om brug af køberet eller tegningsret mv. i ansættelsesforhold som ændret pr. 1. januar 2019 (“Aktieoptionsloven”) er du berettiget til i en særskilt skriftlig erklæring at modtage følgende oplysninger vedrørende tildelingen af Betingede Aktier (“RSU'er”) i henhold til NVIDIA Corporation's (“Selskabets”) "Amended and Restated 2007 Equity Incentive Plan" (“Planen”).

Denne erklæring indeholder kun de oplysninger, der er nævnt i Aktieoptionsloven. De nærmere vilkår for tildelingen af RSU'er er beskrevet i Planen samt i øvrige dokumenter, herunder i Global Restricted Stock Unit Agreement om tildeling af betingede aktier og de dertil hørende landetillæg (“Aftalen”), som er udleveret til dig. Begreber, der står med stort begyndelsesbogstav i denne arbejdsgivererklæring, men som ikke er defineret heri, har samme betydning som de begreber, der er defineret i Planen og/eller Aftalen.

1.    Tildelingstidspunkt
Tidspunktet for tildelingen af RSU'erne er den dag, hvor Bestyrelsen (defineret som Board i Planen og/eller Aftalen) har godkendt tildelingen og fastslået, at den er gyldig.

    21.

2.    Rights to future RSU grants under the Plan

The grant of RSUs under the Plan is made at the sole discretion of the Board. Subject to any limitations under the Plan, the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board. Under the terms of the Plan, you have no entitlement or claim to receive future grants of RSUs.

3.    Vesting Date

The RSUs will vest over a period of time, provided you remain in Continuous Service. The exact vesting conditions applicable to your grant will be set forth in your Agreement. Your RSUs shall be converted into shares of Common Stock upon vesting.

4.    Exercise Price

You pay no monetary consideration to receive the RSUs nor do you pay any price to receive the shares of Common Stock issued upon vesting.

2.    Ret til fremtidige RSU-tildelinger i henhold til Planen

Tildelingen af RSU'er i henhold til Planen sker efter Bestyrelsens eget skøn. Bestyrelsen kan til enhver tid ændre, modificere, suspendere eller ophæve Planen helt eller delvist med de begrænsninger, der fremgår af Planen. I henhold til Planens bestemmelser har du ikke nogen ret til eller noget krav på fremover at få tildelt RSU'er.

3.    Modningsdato

RSU'erne modnes over tid, forudsat, at du fortsat indgår i et Løbende Ansættelsesforhold (defineret som Continuous Service i Planen og/eller Aftalen). De nærmere modningsbetingelser, som gælder for tildelingen, fremgår af Aftalen. RSU'erne konverteres til Ordinære Aktier (defineret som Common Stock i Planen og/eller Aftalen) ved modning.

4.    Udnyttelseskurs

Du skal ikke betale noget vederlag for RSU'erne, ligesom du ikke skal betale noget for at modtage de Ordinære Aktier ved modning.

    22.

5.    Your rights upon termination of employment

On the termination of your Continuous Service (for any reason other than death), the RSUs credited to the Account that were not vested on the date of such termination will be forfeited and returned to the Company at no cost to the Company and you will have no further right, title or interest in or to such RSUs or the underlying shares of Common Stock.

6.    Financial aspects of participating in the Plan

The grant of RSUs has no immediate financial consequences for you. The value of the RSUs is not taken into account when calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, holiday allowances, pension or retirement or welfare benefits or similar payments or other statutory consideration calculated on the basis of salary.

Shares of Common Stock are financial instruments and investing in shares of Common Stock will always have financial risk. The possibility of profit at the time you sell shares of Common Stock will not

5.    Din retsstilling i forbindelse med fratræden

Ved ophør af dit Løbende Ansættelsesforhold (uanset årsag, medmindre du afgår ved døden) bortfalder eventuelle RSU'er, som er krediteret Kontoen (defineret som Account i Planen og/eller Aftalen), og som ikke er modnet på ophørsdatoen, og føres tilbage til Selskabet uden omkostninger for Selskabet, og du vil ikke længere have nogen ret, adkomst eller interesse i disse RSU'er eller i de bagvedliggende Ordinære Aktier.

6.     Økonomiske aspekter ved deltagelse i Planen

Tildelingen af RSU'er har ingen umiddelbare økonomiske konsekvenser for dig. Værdien af RSU'erne indgår ikke i beregningen af nogen former for fratrædelsesgodtgørelse, godtgørelse for usaglig afskedigelse eller anden godtgørelse, bonus, belønning for tro tjeneste, feriepenge, pension, sociale ydelser eller lignende betalinger eller andre lovpligtige, vederlagsafhængige ydelser.

Ordinære Aktier er finansielle instrumenter, og investering i Ordinære Aktier vil altid være forbundet med en økonomisk risiko. Muligheden for en gevinst på det tidspunkt, hvor du sælger de Ordinære Aktier, afhænger ikke alene

    23.

only be dependent on the Company’s financial development, but also on the general development of the stock market, among other things. The future value of the shares of Common Stock is unknown, indeterminable and cannot be predicted with certainty.

NVIDIA Corporation
Santa Clara, California, United States
af udviklingen i Selskabets aktiekurs, men også af bl.a. den generelle udvikling på aktiemarkedet. Den fremtidige værdi af de Ordinære Aktier kendes ikke og kan ikke forudsiges med sikkerhed.

NVIDIA Corporation
Santa Clara, California, United States

    24.

FINLAND
There are no country specific provisions.
FRANCE
Terms and Conditions
Restricted Stock Units Not French-qualified. The Restricted Stock Units granted under this Agreement are not intended to qualify for special tax and social security treatment pursuant to Sections L. 225-197-1 to L. 225-197-5 and Sections L. 22-10-59 to L. 22-10-60 of the French Commercial Code, as amended.
Language Consent. By accepting the Award, you confirm having read and understood the Plan and the Agreement, which were provided in the English language. You accept the terms of those documents accordingly.
Consentement Relatif à la Langue Utilisée. En acceptant cette Attribution, vous confirmez avoir lu et comprendre le Plan et ce Contrat qui ont été transmis en langue anglaise. Vous acceptez les dispositions de ces documents en connaissance de cause.
Notifications
Foreign Asset/Account Reporting Information. French residents holding cash or securities (including shares of Common Stock acquired under the Plan) outside of France or maintaining foreign bank or brokerage account (including accounts opened or closed during the tax year) must declare such assets and accounts to the French tax authorities when filing an annual tax return. Failure to comply could trigger significant penalties.
GERMANY
Notifications
Exchange Control Information. Cross-border payments in excess of €12,500 in connection with the sale of securities (including shares of Common Stock acquired under the Plan) and/or the receipt of dividends paid on securities must be reported to the German Federal Bank (Bundesbank). In addition, if you acquire shares of Common Stock with a value in excess of this amount under the Plan or sell shares of Common Stock via a foreign broker, bank or service provider and receive proceeds in excess of this amount, you must report the acquisition/payment to the Bundesbank. The report must be filed either electronically using the “General Statistics Reporting Portal” (“Allgemeines Meldeportal Statistik”) available via the Bundesbank’s website (www.bundesbank.de) or via such other method (e.g., by email or telephone) as is permitted or required by the Bundesbank. The report must be submitted monthly or within other such timing as is permitted or required by the Bundesbank.
Foreign Asset/Account Reporting Information. German residents must notify their local tax office of the acquisition of shares of Common Stock when they file their tax returns for the relevant year if the value of the shares of Common Stock acquired exceeds €150,000 or in the unlikely event that the resident holds Common Stock exceeding 10% of the Company’s total Common Stock outstanding. However, if shares of Common Stock are listed on a recognized U.S.
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stock exchange and you own less than 1% of the total shares of Common Stock, this requirement will not apply even if shares of Common Stock with a value exceeding €150,000 are acquired.
GREECE
There are no country specific provisions.
HONG KONG
Terms and Conditions
Form of Settlement. Restricted Stock Units granted to individuals resident in Hong Kong shall be paid in shares of Common Stock only. In no event shall any Restricted Stock Units be paid in cash, notwithstanding any discretion contained in the Plan to the contrary.
Issuance of Shares and Sale of Shares. This provision supplements Sections 2 and 3 of the Global Restricted Stock Unit Agreement:
Any shares of Common Stock issued in settlement of the Award are accepted as a personal investment. In the event shares of Common Stock subject to the Award are issued to you within six months of the Date of Grant, you agree that you will not offer the shares of Common Stock to the public in Hong Kong or otherwise dispose of any such shares prior to the six-month anniversary of the Date of Grant.
Notifications
Securities Law Information: WARNING: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You should exercise caution in relation to the offer. If you are in any doubt about any of the contents of the Agreement, the Plan or any other incidental communication materials, you should obtain independent professional advice. The Award and any shares of Common Stock issued upon settlement do not constitute a public offering of securities under Hong Kong law and are available only to service providers of the Company and its Affiliates. The Agreement, the Plan and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong. The Awards and any related documents are intended only for the personal use of each eligible service provider of the Service Recipient, the Company or any other Affiliate and may not be distributed to any other person.
HUNGARY
There are no country specific provisions.
INDIA
Notifications
Exchange Control Information. You understand that you must repatriate any proceeds from the sale of shares of Common Stock acquired under the Plan or from the receipt of dividends paid on such shares to India and convert the proceeds into local currency within such time as prescribed under applicable Indian
    26.

exchange control laws, which may be amended from time to time. You must obtain a foreign inward remittance certificate (“FIRC”) from the bank where you deposit the foreign currency and must maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Service Recipient requests proof of repatriation. You also understand that it is your responsibility to comply with all exchange control laws in India and that you should consult with your own legal advisor about the applicable requirements.
Foreign Asset/Account Reporting Information. Indian residents must declare the following items in their annual tax returns: (i) any foreign assets held (including shares of Common Stock acquired under the Plan), and (ii) any foreign bank accounts for which the resident has signing authority. It is your responsibility to comply with applicable tax laws in India. You should consult with your personal tax advisor to ensure that you are properly reporting your foreign assets and bank accounts.
INDONESIA
Terms and Conditions

Language Consent and Notification. By accepting the Award, you (i) confirm having read and understood the documents relating to this grant (i.e., the Plan and the Agreement) which were provided in the English language, (ii) accept the terms of those documents accordingly, and (iii) agree not to challenge the validity of this document based on Law No. 24 of 2009 on National Flag, Language, Coat of Arms and National Anthem or the implementing Presidential Regulation (when issued).
Persetujuan dan Pemberitahuan Bahasa.  Dengan menerima pemberianRSU, Peserta (i) mengkonfirmasi bahwa dirinya telah membaca dan mengerti dokumen-dokumen yang terkait dengan pemberian ini (yaitu, Program dan Perjanjian) yang disediakan dalam Bahasa Inggris, (ii) menerima syarat-syarat dari dokumen-dokumen tersebut, dan (iii) setuju untuk tidak mengajukan keberatan atas keberlakuan dokumen ini berdasarkan Undang-Undang No. 24 Tahun 2009 tentang Bendera, Bahasa, dan Lambang Negara, Serta Lagu Kebangsaan atau Peraturan Presiden pelaksananya (ketika diterbitkan).

Notifications

Foreign Asset / Account Reporting Information. Indonesian residents must report worldwide assets (including foreign accounts and shares of Common Stock acquired under the Plan) in their annual individual income tax return.

Exchange Control Information. Indonesian residents must report information on foreign exchange activities (i.e., the inward and outbound remittance of funds, including the remittance of proceeds from the sale of shares of Common Stock or from the receipt of dividends paid on such shares into Indonesia) to Bank Indonesia on a monthly basis. The reporting should be completed online through Bank Indonesia’s website.

Further, if an Indonesian resident remits proceeds from the sale of shares of Common Stock or from the receipt of dividends paid on such shares into Indonesia, the Indonesian bank through which the transaction is made will submit a report on the transaction to Bank Indonesia for statistical reporting purposes. The
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Indonesian bank executing the transaction will request information, data and/or supporting documents from you, which you will be required to provide to the bank.
ISRAEL
Terms and Conditions
The following provision applies to you if you are in Israel on the Date of Grant.
Israeli Sub-plan. You acknowledge and agree that the Awards are granted under the Israeli sub-plan to the Plan which contains additional terms and conditions that govern your Award. In addition, your Award is subject to Section 102 capital gains route of the Income Tax Ordinance (New Version) – 1961, the rules and regulations promulgated in connection therewith (the "Ordinance"), any tax ruling to be obtained by the Company (collectively, the "CGR"), and the Trust Agreement, copies of which have been provided to you or made available for your review. You agree that the Awards will be issued to and controlled by a trustee appointed by the Company (the "Trustee") for your benefit, pursuant to the terms of the CGR and the Trust Agreement. You also confirm that you are familiar with the terms and provisions of Section 102 of the Ordinance and the CGR and understand that the Awards will be subject to the lockup period and you undertake not to sell or require the Trustee to release the Awards or the underlying shares of Common Stock, prior to the expiration of the lockup period, unless you pay all taxes which may arise in connection with such sale and/or transfer.
The classification of the Restricted Stock Units as Trustee 102 Awards is conditioned upon the approval of the Plan, the Sub-Plan and the Trustee by the Israeli Tax Authorities (“ITA”). In the event that such approval is not granted, regardless of reason, then the Restricted Stock Unit shall be deemed to be Non-Trustee 102 Award, unless otherwise determined by the ITA. In addition, the Company does not undertake to maintain the tax-qualified status and you acknowledge that you will not be entitled to damages of any nature whatsoever if the Award becomes disqualified and no longer qualifies under the capital gains tax route.

The Restricted Stock Unit will be issued to the Trustee. The Trustee will hold the units and the shares of Common Stock to be issued and all other shares of Common Stock received following any realization of rights, including bonus shares, dividends (whether in cash or in kind), or other rights issued or distributed in connection with the Restricted Stock Unit or the shares of Common Stock, in trust, until the later of: (i) the expiration of the minimum Lockup Period as required under Section 102, or (ii) the full payment of all requisite taxes by you, as shall be determined by the Company and the Trustee, in their sole discretion. You agree to comply with any additional requirements that may be imposed by a designated trustee for the Plan.
The Company and/or its Affiliate and/or the Trustee shall be entitled to withhold Taxes according to requirement of any applicable laws, rules and regulations and the CGR. The Company and/or the Trustee shall not be required to release any Restricted Stock Units and/or shares of Common Stock to you or to any third party until all required tax payments have been fully made or will be made to the full satisfaction of the Company and the Trustee.

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The following provision applies if you transfer into Israel after the Date of Grant.
Settlement. The following provision supplements Sections 2 and 3 of the Global Restricted Stock Unit Agreement.
At the discretion of the Company, you may be subject to an immediate forced sale restriction, pursuant to which all shares of Common Stock acquired at vesting will be immediately sold and you will receive the sale proceeds less any Tax-Related Items and applicable broker fees and commissions. In this case, you will not be entitled to hold any shares of Common Stock acquired at vesting.
ITALY
Terms and Conditions
Plan Document Acknowledgment. By participating in the Plan, you acknowledge that you have received a copy of the Plan and the Agreement and have reviewed the Plan and the Agreement in their entirety and fully understand and accept all provisions of the Plan and the Agreement. You further acknowledge that you have read and specifically and expressly approve the Sections of the Agreement addressing (i) Compliance with Law (Section 4 of the Global Restricted Stock Unit Agreement), (ii) Limitations on Transfer (Section 5 of the Global Restricted Stock Unit Agreement), (iii) Responsibility for Taxes (Section 10 of the Global Restricted Stock Unit Agreement), (iv) Nature of Grant (Section 11 of the Global Restricted Stock Unit Agreement), (v) Imposition of Other Requirements (Section 21 of the Global Restricted Stock Unit Agreement), (vi) Governing Law/Venue (Section 23 of the Global Restricted Stock Unit Agreement) and (vii) the Data Privacy Notification For Participants Working and/or Residing In the European Union ("EU")/European Economic Area ("EEA")/Switzerland/United Kingdom provision of this Appendix.
Notifications
Foreign Asset/Account Reporting Information. An Italian resident who, during any fiscal year, holds investments or financial assets outside of Italy (e.g., cash, shares of Common Stock) which may generate income taxable in Italy, is required to report such investments or assets on his or her annual tax return for such fiscal year (on UNICO Form, RW Schedule, or on a special form if he or she is not required to file a tax return). These reporting obligations will apply to the Italian resident if he or she is the beneficial owner of foreign financial assets under Italian money laundering provisions. Italian residents should consult with their personal tax advisor to determine their personal reporting obligations.
Tax on Foreign Financial Assets. The value of any shares of Common Stock (and certain other foreign assets) an Italian resident holds outside Italy may be subject to a foreign financial assets tax. The taxable amount will be the fair market value of the financial assets (e.g., shares of Common Stock acquired under the Plan) assessed at the end of the calendar year. You should consult your personal tax advisor for additional information.

    29.

JAPAN
Notifications
Foreign Asset/Account Reporting Information. Japanese residents are required to report details of any assets held outside Japan (e.g., shares of Common Stock acquired under the Plan) to the extent such assets have a total net fair market value exceeding ¥50,000,000 as of December 31 each year. Such report is due by March 15 every year. You should consult with your personal tax advisor to ensure that you are properly complying with applicable reporting requirements in Japan.
Exchange Control Information. If you acquire shares of Common Stock valued at more than ¥100,000,000 million in a single transaction, you must file a Securities Acquisition Report with the Ministry of Finance through the Bank of Japan within 20 days after the acquisition of the shares. You should consult with your personal tax advisor to determine your reporting obligations.
KOREA
Notifications
Foreign Asset/Account Reporting Information.  Korean residents are required to declare foreign accounts (i.e., non-Korean bank accounts, brokerage accounts, etc.) to the Korean tax authorities, and file a report with respect to such accounts if the monthly balance of such accounts exceeds a certain limit (currently KRW 500 million or an equivalent amount in foreign currency) on any month-end date during a calendar year.
MALAYSIA
Terms and Conditions
Data Privacy. This provision replaces the Data Privacy Consent For Participants Working and/or Residing Outside the European Union/European Economic Area/Switzerland/United Kingdom of this Appendix:

    30.

You hereby explicitly, voluntarily and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other award documentation by and among, as applicable, the Company, the Service Recipient and any other Affiliate or any third parties authorized by same in assisting in the implementation, administration and management of your participation in the Plan.

You may have previously provided the Company and the Service Recipient with, and the Company and the Service Recipient may hold, certain personal information about you, including, but not limited to, your name, home address, email address and telephone number, date of birth, social insurance number, passport number or other identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, the fact and conditions of your participation in the Plan, details of all Restricted Stock Units or any other entitlement to shares of Common Stock awarded, cancelled, exercised, vested, unvested or outstanding in your favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

You also authorize any transfer of Data, as may be required, to Charles Schwab & Co., Inc. and certain of its affiliates ("Schwab"), or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan and/or with whom any shares acquired upon vesting of the Restricted Stock Units
Anda dengan ini secara eksplicit, secara sukarela dan tanpa sebarang keraguan mengizinkan pengumpulan, penggunaan dan pemindahan, dalam bentuk elektronik atau lain-lain, data peribadi anda seperti yang dinyatakan dalam Perjanjian ini dan apa-apa dokumentasi anugerah lain oleh dan di antara, sepertimana yang berkenaan, Syarikat, Penerima Perkhidmatan dan mana-mana Syarikat Sekutu lain atau mana-mana pihak ketiga yang diberi kuasa oleh yang sama untuk membantu dalam pelaksanaan, pentadbiran dan pengurusan penyertaan anda dalam Pelan.
Sebelum ini, anda mungkin telah membekalkan Syarikat dan Penerima Perkhidmatan dengan, dan Syarikat dan Penerima Perkhidmatan mungkin memegang, maklumat peribadi tertentu tentang anda, termasuk, tetapi tidak terhad kepada, nama anda, alamat rumah, alamat e-mel dan nombor telefon, tarikh lahir, nombor insurans sosial, nombor pasport atau nombor pengenalan lain, gaji, kewarganegaraan, jawatan, apa-apa syer dalam Saham Biasa atau jawatan pengarah yang dipegang dalam Syarikat, fakta dan syarat-syarat penyertaan anda dalam Pelan, butir-butir semua Unit-unit Saham Terbatas atau apa-apa hak lain untuk syer dalam Saham Biasa yang dianugerahkan, dibatalkan, dilaksanakan, terletak hak, tidak diletak hak ataupun yang belum dijelaskan bagi faedah anda (“Data”), untuk tujuan eksklusif bagi melaksanakan, mentadbir dan menguruskan Pelan.
Anda juga memberi kuasa untuk membuat apa-apa pemindahan Data, sebagaimana yang diperlukan, kepada Charles Schwab & Co., Inc. dan sekutu-sekutu tertentunya ("Schwab"), atau pembekal perkhidmatan pelan saham lain sebagaimana yang dipilih oleh Syarikat pada masa depan, yang membantu Syarikat dalam pelaksanaan, pentadbiran dan pengurusan Pelan dan/atau dengan sesiapa mana-mana syer yang diperolehi selepas peletakan hak Unit-unit Saham Terbatas didepositkan. Anda mengakui

    31.

are deposited. You acknowledge that these recipients may be located in your country or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections to your country, which may not give the same level of protection to Data. You authorize the Company, Schwab and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing your participation in the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan.
You understand that you may request a list with the names and addresses of any potential recipients of Data by contacting your local human resources representative. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case, without cost, by contacting in writing your local human resources representative. Further, bahawa penerima-penerima ini mungkin berada di negara anda atau di tempat lain, dan bahawa negara penerima (contohnya, Amerika Syarikat) mungkin mempunyai undang-undang privasi data dan perlindungan yang berbeza daripada negara anda, yang mungkin tidak boleh memberi tahap perlindungan yang sama kepada Data. Anda memberi kuasa kepada Syarikat, Schwab dan mana-mana penerima lain yang mungkin membantu Syarikat (masa sekarang atau pada masa depan) untuk melaksanakan, mentadbir dan menguruskan penyertaan anda dalam Pelan untuk menerima, memiliki, menggunakan, mengekalkan dan memindahkan Data, dalam bentuk elektronik atau lain-lain, semata-mata dengan tujuan untuk melaksanakan, mentadbir dan menguruskan penyertaan anda dalam Pelan.
Anda memahami bahawa anda boleh meminta senarai nama dan alamat mana-mana penerima Data yang berpotensi dengan menghubungi wakil sumber manusia tempatan anda. Anda faham bahawa Data akan dipegang hanya untuk tempoh yang diperlukan untuk melaksanakan, mentadbir dan menguruskan penyertaan anda dalam Pelan. Anda memahami bahawa anda boleh, pada bila-bila masa, melihat Data, meminta maklumat tambahan mengenai penyimpanan dan pemprosesan Data, meminta apa-apa pindaan yang perlu dilaksanakan ke atas Data atau menolak atau menarik balik persetujuan dalam ini, dalam mana-mana kes, tanpa kos, dengan menghubungi secara bertulis wakil sumber manusia tempatan anda. Selanjutnya, anda memahami bahawa

    32.

you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke the consent, your employment status and career with the Service Recipient will not be affected; the only consequence of refusing or withdrawing the consent is that the Company would not be able to grant future Restricted Stock Units or other equity awards to you or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of the refusal to consent or withdrawal of consent, you understand that you may contact
NVIDIA-StockAdmin@nvidia.com.
anda memberikan persetujuan di sini secara sukarela. Jika anda tidak bersetuju, atau jika anda kemudian membatalkan persetujuan anda, status pekerjaan dan kerjaya anda dengan Penerima Perkhidmatan tidak akan terjejas; satu-satunya akibat jika anda tidak bersetuju atau menarik balik persetujuan anda adalah bahawa Syarikat tidak akan dapat memberikan Unit-unit Saham Terbatas pada masa depan atau anugerah-anugerah ekuiti lain kepada anda atau mentadbir atau mengekalkan anugerah-anugerah tersebut. Oleh itu, anda memahami bahawa keengganan atau penarikan balik persetujuan anda boleh menjejaskan keupayaan anda untuk mengambil bahagian dalam Pelan. Untuk maklumat lanjut mengenai akibat keengganan anda untuk memberikan keizinan atau penarikan balik keizinan, anda memahami bahawa anda boleh menghubungi NVIDIA-StockAdmin@nvidia.com.

Notifications
Director Notification Obligation. If you are a director of a Malaysian Affiliate, you are subject to certain notification requirements under the Malaysian Companies Act. Among these requirements is an obligation to notify the Malaysian Affiliate in writing when you receive or dispose of an interest (e.g., an Award under the Plan or shares of Common Stock) in the Company or any Affiliate. Such notifications must be made within 14 days of receiving or disposing of any interest in the Company or any Affiliate.
MEXICO
Terms and Conditions
Acknowledgement of the Agreement. By accepting the Award, you acknowledge that you have received a copy of the Plan and the Agreement, which you have reviewed. You further acknowledge that you accept all the provisions of the Plan and the Agreement. You also acknowledge that you have read and specifically and expressly approve the terms and conditions set forth in Section 11 of the Agreement, which clearly provide as follows:
(1)    Your participation in the Plan does not constitute an acquired right;

(2)    The Plan and your participation in it are offered by the Company on a wholly discretionary basis;

(3)    You shall not be considered to have any claim or entitlement to compensation or damages from the grant of the Award or from the forfeiture of this Award;
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(4)    Your participation in the Plan is voluntary; and

(5)    The Company and its Affiliates are not responsible for any decrease in the value of any shares of Common Stock acquired at vesting of the Restricted Stock Units.

Labor Law Acknowledgement and Policy Statement. By accepting the Award, you acknowledge that the Company, with registered offices at 2788 San Tomas Expressway, Santa Clara, California 95051, U.S.A, is solely responsible for the administration of the Plan. You further acknowledge that your participation in the Plan, the grant of Restricted Stock Units and any acquisition of shares of Common Stock under the Plan do not constitute an employment or other service relationship between you and the Company because you are participating in the Plan on a wholly commercial basis and your sole service recipient is NV Computing Mexico, S. de R.L. de C.V. (“NVIDIA Mexico”). Based on the foregoing, you expressly acknowledge that the Plan and the benefits that you may derive from participation in the Plan do not establish any rights between you and NVIDIA Mexico, and do not form part of any employment conditions and/or benefits provided by NVIDIA Mexico, and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of your Continuous Service with NVIDIA Mexico.

You further understand that your participation in the Plan is the result of a unilateral and discretionary decision of the Company; therefore, the Company reserves the absolute right to amend and/or discontinue your participation in the Plan at any time, without any liability to you.

Finally, you hereby declare that you do not reserve to yourself any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and that you therefore grant a full and broad release to the Company, its Affiliates, branches, representation offices, shareholders, officers, agents and legal representatives, with respect to any claim that may arise.
Spanish Translation

Reconocimiento del Contrato. Al aceptar el Premio, usted reconoce que ha recibido una copia del Plan y del Contrato, los cuales que ha revisado. Además, usted reconoce que acepta todas las disposiciones del Plan y del Contrato. También, usted reconoce que ha leído y que específica y expresamente aprueba de los términos y condiciones de la Sección 11 del Contrato, que claramente dispone lo siguiente:

(1)    Su participación en el Plan no constituye un derecho adquirido;

(2)    El Plan y su participación en el Plan se ofrecen por la Compañía de una manera totalmente discrecional;

(3)    No tendrá ningún derecho o reclamación por compensación o daño derivado de la concesión del Premio o derivado de la pérdida de este Premio;

(4)    SU participación en el Plan es voluntaria; y

    34.

(5)    La Compañía y sus Afiliadas no son responsables por ninguna disminución del valor de las Acciones adquiridas cuando las Unidades de Acciones Restringidas se maduren.

Reconocimiento Ley Laboral y Declaración de la Política. Al aceptar el Premio, usted reconoce que la Compañía, con oficinas registradas en 2788 San Tomas Expressway, Santa Clara, California 95051, EE.UU., es únicamente responsable por la administración del Plan. Además, usted reconoce que su participación en el Plan, la concesión de las Unidades de Acciones Restringidas y cualquier adquisición de Acciones de conformidad con el Plan no constituyen una relación laboral u otra relación de servicio entre usted y la Compañía, ya que usted está participando en el Plan sobre una base totalmente comercial y el único recipiente de servicio es NV Computing Mexico, S. de R.L. de C.V. (“NVIDIA Mexico”). Derivado de lo anterior, usted expresamente reconoce que el Plan y los beneficios que se podrían derivar al participar en el Plan no establecen ningún derecho entre usted y NVIDIA Mexico, y que no forman parte de las condiciones de cualquier empleo y/o las prestaciones otorgadas por NVIDIA Mexico, y cualquier modificación del Plan o su terminación no constituirán un cambio o deterioro de los términos y condiciones de su Servicio Continuo con NVIDIA Mexico.

Además, usted entiende que su participación en el Plan se resulta de una decisión unilateral y discrecional de la Compañía; por lo tanto, la Compañía se reserva el derecho absoluto de modificar y/o discontinuar su participación en el Plan en cualquier momento, sin responsabilidad alguna hacia usted.

Finalmente, en este acto usted manifiesta que no se reserva acción o derecho alguno para interponer una reclamación o demanda en contra de la Compañía, por cualquier compensación o daño en relación con cualquier disposición del Plan o de los beneficios derivados del Plan, y, por lo tanto, otorga un amplio y total finiquito a la Compañía, sus Afiliadas, sucursales, oficinas de representación, sus accionistas, funcionarios, agentes y representantes legales con respecto a cualquier reclamación o demanda que pudiera surgir.
Notifications
Securities Law Information. Any Award offered under the Plan and the shares of Common Stock underlying the Award have not been registered with the National Register of Securities maintained by the Mexican National Banking and Securities Commission and cannot be offered or sold publicly in Mexico.  In addition, the Plan and any other document relating to any Award may not be publicly distributed in Mexico. These materials are addressed to you only because of your existing relationship with the Company and its Affiliates and these materials should not be reproduced or copied in any form. The offer contained in these materials does not constitute a public offering of securities but rather constitutes a private placement of securities addressed specifically to individuals who are present Employees or Contractors of the Company or one of its Affiliates, made in accordance with the provisions of the Mexican Securities Market Law, and any rights under such offering shall not be assigned or transferred.
NETHERLANDS
There are no country specific provisions.

    35.

NORWAY
There are no country specific provisions.
PALESTINE (WEST BANK AND GAZA STRIP)
Notifications
Exchange Control Information. Palestine residents may be subject to certain tax, exchange control or foreign asset/account reporting requirements under applicable laws as a result of the acquisition, holding or transfer of shares of Common Stock or cash resulting from participation in the Plan. You are responsible for being aware of and satisfying any such requirements that may be necessary in connection with the Award. You should consult with your personal legal advisor to ensure compliance with local laws.
POLAND
Notifications
Exchange Control Information. If you transfer funds into and out of Poland in excess of €15,000 (or PLN 15,000 if such transfer of funds is connected with business activity of an entrepreneur) must be made via a bank account held at a bank in Poland. You are required to store all documents connected with any foreign exchange transactions that you engaged in for a period of five years, as measured from the end of the year in which such transaction occurred.
Foreign Asset/Account Reporting Information. Polish residents holding foreign securities (e.g., shares of Common Stock) and/or maintaining bank or brokerage accounts abroad must report information to the National Bank of Poland on transactions and balances of the securities and cash deposited in such accounts if the value of such securities and cash (when combined with all other assets possessed abroad) exceeds PLN 7 million. If required, the reports must be filed on a quarterly basis on special forms that are available on the website of the National Bank of Poland. You should consult with your personal legal advisor to determine your reporting obligations.
SAUDI ARABIA
Notifications
Securities Law Information. This document may not be distributed in the Kingdom except to such persons as are permitted under the Rules of the Offers of Securities and Continuing Obligations issued by the Capital Market Authority.
The Capital Market Authority does not make any representation as to the accuracy or completeness of this document, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this document. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this document you should consult an authorized financial adviser.

    36.

SINGAPORE
Terms and Conditions
Sale Restriction. You agree that any shares of Common Stock acquired pursuant to the Restricted Stock Units will not be offered for sale in Singapore prior to the six-month anniversary of the Date of Grant, unless such sale or offer is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”), or pursuant to, and in accordance with the conditions of, any other applicable provisions of the SFA.
Notifications
Securities Law Information. The Award is being made to you in reliance on the “Qualifying Person” exemption under section 273(1)(f) of the SFA, is exempt from the prospectus and registration requirements under the SFA and is not made to you with a view to the Award or underlying shares of Common Stock being subsequently offered for sale to any other party. The Plan has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore.
Director Notification Obligation. Directors (including alternate, substitute, associate and shadow directors) of a Singapore Affiliate are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify such entity in writing within two business days of any of the following events: (i) the acquisition or disposal of an interest (e.g., Awards granted under the Plan or shares of Common Stock) in the Company or any Affiliate, (ii) any change in previously-disclosed interests (e.g., sale of shares of Common Stock), of (iii) becoming a director, an associate director or a shadow director of an Affiliate in Singapore, if the individual holds such an interest at that time. These notification requirements apply regardless of whether directors are residents of or employed in Singapore. You understand that if you are the Chief Executive Officer (“CEO”) of a Singapore Affiliate and the above notification requirements are determined to apply to the CEO of a Singapore Affiliate, the above notification requirements also may apply to you.
SOUTH AFRICA
Terms and Conditions
Responsibility for Taxes. The following provision supplements Section 10 of the Global Restricted Stock Unit Agreement:
By accepting the Award, you agree that, provided you are an Employee at the time of vesting and settlement of the Award, immediately upon vesting and settlement of the Award, you will notify the Service Recipient of the amount of any income realized. If you fail to advise the Service Recipient of the income realized upon vesting and settlement, you may be liable for a fine. You will be solely responsible for paying any difference between your actual tax liability and any amount withheld by the Service Recipient.

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Notifications
Exchange Control Information. You are responsible for ensuring compliance with all exchange control laws in South Africa in connection with the Award. You should consult with your personal legal advisor to ensure compliance with the applicable requirements.
SPAIN
Terms and Conditions
Nature of Grant. The following provision supplements Section 11 of the Global Restricted Stock Unit Agreement:
By accepting the Award, you consent to participation in the Plan and acknowledge that you have received a copy of the Plan.
You understand that the Company has unilaterally, gratuitously and in its sole discretion decided to grant an Award under the Plan to individuals who may be Consultants, Directors, or Employees of the Service Recipient, the Company, or one of its other Affiliates throughout the world. The decision is limited and entered into based upon the express assumption and condition that any Award will not economically or otherwise bind the Company or any Affiliate, including the Service Recipient, on an ongoing basis, other than as expressly set forth in the Agreement. Consequently, you understand that the Award is given on the assumption and condition that the Award shall not become part of any employment or other service contract (whether with the Company or any Affiliate, including the Service Recipient) and shall not be considered a mandatory benefit, salary for any purpose (including severance compensation) or any other right whatsoever. Furthermore, you understand and freely accept that there is no guarantee that any benefit whatsoever shall arise from the Award, which is gratuitous and discretionary, since the future value of the Award, and the underlying shares of Common Stock, is unknown and unpredictable.
Further, your participation in the Plan is expressly conditioned on your continued and active rendering of service, such that, unless otherwise set forth in the Plan, if your Continuous Service terminates for any reason except for your death, your participation in the Plan will cease immediately. This will be the case, for example, even if (1) you are considered to be unfairly dismissed without good cause (i.e., subject to a “despido improcedente”); (2) you are dismissed for disciplinary or objective reasons or due to a collective dismissal; (3) your Continuous Service ceases due to a change of work location, duties or any other employment or contractual condition; (4) your Continuous Service ceases due to a unilateral breach of contract by the Company or any of its Affiliates; or (5) your Continuous Service terminates for any other reason whatsoever. Consequently, upon termination of your Continuous Service for any of the above reasons, you automatically lose any right to participate in the Plan on the date of your termination of Continuous Service, as described in the Plan and the Agreement.
Notifications
Securities Law Information. The Award and shares of Common Stock described in the Agreement do not qualify under Spanish regulations as securities.  No “offer of securities to the public”, as defined under Spanish law, has taken place or will take
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place in the Spanish territory. The Agreement has not been nor will it be registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering prospectus.
Exchange Control Information. In the event that you hold 10% or more of the share capital or voting rights of the Company or such other amount that would entitle you to join the Board of Directors of the Company, you must declare such holding to the Spanish Dirección General de Comercio Internacional e Inversiones (the “DGCI”), the Bureau for Commerce and Investments, which is a department of the Ministry of Industry, Trade and Tourism. Such declaration should be done by filing a Form D-6 each January while the shares of Common Stock are owned. In addition, the acquisition and sale when you hold 10% or more of the share capital or voting rights of the Company must also be declared on Form D-6 filed with the Spanish Registro de Inversiones within one month from the acquisition or sale.
Foreign Asset/Account Reporting Information. To the extent that Spanish residents hold rights or assets (e.g., shares of Common Stock, cash, etc.) in a bank or brokerage account outside of Spain with a value in excess of €50,000 per type of right or asset as of December 31 each year, such residents are required to report information on such rights and assets on their tax return for such year. Shares of Common Stock constitute securities for purposes of this requirement, but unvested rights (e.g., Restricted Stock Units) are not considered assets or rights for purposes of this requirement.
If applicable, Spanish residents must report the assets or rights on Form 720 by no later than March 31 following the end of the relevant year. After such assets or rights are initially reported, the reporting obligation will only apply for subsequent years if the value of any previously-reported assets or rights increases by more than €20,000. Failure to comply with this reporting requirement may result in penalties.
Spanish residents are also required to electronically declare to the Bank of Spain any securities accounts (including brokerage accounts held abroad), as well as the securities held in such accounts, if the value of the transactions for all such accounts during the prior tax year or the balances in such accounts as of December 31 of the prior tax year exceeds €1,000,000. More frequent reporting is required if such transaction value or account balance exceeds €1,000,000.
Spanish residents should consult with their personal tax and legal advisors to ensure compliance with their personal reporting obligations.
SWEDEN
Terms and Conditions
Authorization to Withhold. The following provision supplements Section 10 of the Global Restricted Stock Unit Agreement:
Without limiting the Company’s and the Service Recipient's authority to satisfy their withholding obligations for Tax-Related Items as set forth in Section 10 of the Global Restricted Stock Unit Agreement, by accepting the Award, you authorize the Company and/or the Service Recipient to withhold shares of Common Stock or to sell shares of Common Stock otherwise deliverable to you upon vesting/settlement
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to satisfy Tax-Related Items, regardless of whether the Company and/or the Service Recipient have an obligation to withhold such Tax-Related Items.
SWITZERLAND
Notifications
Securities Law Information. Because the offer of the Award is considered a private offering in Switzerland, it is not subject to registration in Switzerland. Neither this document nor any other materials relating to the Award (i) constitute a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”), (ii) may be publicly distributed nor otherwise made publicly available in Switzerland to any person other than an Employee of the Company or Service Recipient or (iii) has been or will be filed with, approved or supervised by any Swiss reviewing body according to article 51 FinSA or any Swiss regulatory authority, including the Swiss Financial Market Supervisory Authority (“FINMA”).
TAIWAN
Notifications
Securities Law Information. The offer of participation in the Plan is available only for Consultants, Directors and Employees of the Company and its Affiliates. The offer of participation in the Plan is not a public offer of securities by a Taiwanese company.
Exchange Control Information. Taiwanese residents may acquire and remit foreign currency (including proceeds from the sale of shares of Common Stock and the receipt of any dividends paid on such shares of Common Stock) into Taiwan up to US$5,000,000 per year without justification. If the transaction amount is TWD 500,000 or more in a single transaction, a Foreign Exchange Transaction Form must be submitted, along with supporting documentation, to the satisfaction of the remitting bank.
If the transaction amount is US$500,000 or more, you may be required to provide additional supporting documentation to the satisfaction of the remitting bank. You should consult your personal legal advisor to ensure compliance with applicable exchange control laws in Taiwan.
THAILAND
Notifications
Exchange Control Information. Thai residents realizing US$1,000,000 or more in a single transaction from the sale of shares of Common Stock or the payment of dividends are required to repatriate the cash proceeds to Thailand immediately following the receipt of such proceeds and to then either convert such repatriated proceeds into Thai Baht or deposit the proceeds into a foreign currency account opened with any commercial bank in Thailand within 360 days of repatriation. Further, for repatriated amounts of US$1,000,000 or more, Thai residents must specifically report the inward remittance to the Bank of Thailand on a Foreign Exchange Transaction Form.
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Failure to comply with the above obligations may lead to penalties being assessed by the Bank of Thailand. Because exchange control regulations change frequently and without notice, you should consult with your legal advisor before selling any shares of Common Stock (or receiving any other funds in connection with the Plan) to ensure compliance with current regulations. It is your responsibility to comply with exchange control laws in Thailand and neither the Company nor the Service Recipient will be liable for any fines or penalties resulting from failure to comply with applicable laws.
TÜRKIYE
Notifications
Securities Law Information. Residents of Türkiye are not permitted to sell shares of Common Stock acquired under the Plan in Türkiye. The shares of Common Stock are currently traded on the Nasdaq, which is located outside of Türkiye, under the ticker symbol “NVDA” and the shares of Common Stock may be sold through this exchange.
Financial Intermediary Obligation. Any activity related to investments in foreign securities (e.g., the sale of shares of Common Stock) should be conducted through a bank or financial intermediary institution licensed by the Turkish Capital Markets Board and should be reported to the Turkish Capital Markets Board.  You are solely responsible for complying with this requirement and should consult with a personal legal advisor for further information regarding any obligations in this respect.
UKRAINE
Notifications
Exchange Control Information. You understand that you are responsible for complying with the applicable exchange control regulations in Ukraine. As the exchange control regulations in Ukraine may change without notice, you have been advised to consult a legal advisor prior to opening any account outside of Ukraine and in connection with the acquisition and the sale of any shares of Common Stock under the Plan to ensure your compliance with the regulations.
UNITED ARAB EMIRATES (DUBAI)
Notifications
Securities Law Information. Participation in the Plan is being offered only to eligible service providers and is in the nature of providing equity incentives to employees in the United Arab Emirates. The Plan and the Agreement are intended for distribution only to such service providers and must not be delivered to, or relied on by, any other person. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of the Plan or the Agreement, you should consult an authorized financial adviser. The Emirates Securities and Commodities Authority has no responsibility for reviewing or verifying any documents in connection with the Plan. Neither the Ministry of Economy nor the Dubai Department of Economic Development have approved the Plan or the Agreement nor taken steps to verify the information set out therein, and have no responsibility for such documents.
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UNITED KINGDOM
Terms and Conditions
Form of Settlement. Restricted Stock Units granted to individuals resident in the United Kingdom shall be paid in shares of Common Stock only. In no event shall any Restricted Stock Units be paid in cash, notwithstanding any discretion contained in the Plan to the contrary.
Responsibility for Taxes. The following provisions supplement Section 10 of the Global Restricted Stock Unit Agreement:
Without limitation to Section 10 of the Global Restricted Stock Unit Agreement, you agree that you are liable for all Tax-Related Items and hereby covenant to pay all such Tax-Related Items, as and when requested by the Company or the Service Recipient or by HM Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). You also agree to indemnify and keep indemnified the Company and the Service Recipient against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC on your behalf (or any other tax authority or any other relevant authority).
Notwithstanding the foregoing, if you are a director or an executive officer of the Company (within the meaning of such terms for purposes of Section 13(k) of the Exchange Act), you acknowledge that may not be able to indemnify the Company or the Employer for the amount of any income tax not collected from or paid by you, as it may be considered a loan. In this case, the amount of any income tax not collected within 90 days of the end of the U.K. tax year in which the event giving rise to the Tax-Related Item(s) occurs may constitute an additional benefit to you on which additional income tax and National Insurance Contributions may be payable. You will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or the Service Recipient (as appropriate) for the value of any National Insurance Contributions due on this additional benefit, which the Company or the Service Recipient collect by any of the means referred to in the Plan or Section 10 of the Global Restricted Stock Unit Agreement.

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Attachment III

NVIDIA Corporation
Amended and Restated 2007 Equity Incentive Plan

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